                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                      AKORN, INC. SIGNS PREFERRED STOCK AND
     NOTE PURCHASE AGREEMENT WITH INVESTORS FOR $40.5 MILLION IN NEW CAPITAL

BUFFALO GROVE, IL, SEPTEMBER 25, 2003 - AKORN, INC. (AKRN) announced today that it had entered into a Preferred Stock and Note Purchase Agreement with a group of insider and outsider investors, including Dr. John Kapoor and Arjun Waney. As part of the purchase agreement, Akorn expects to receive an infusion of up to $40.5 million in new capital consisting of $25.7 million in Series A 6% Participating Convertible Preferred Stock and Warrants, a $2.8 million subordinated promissory note and up to $12.0 million in senior secured debt from LaSalle Bank National Association ("LaSalle Bank"). The new capital will be used to retire Akorn's outstanding senior bank debt and provide the Company with up to $6.0 million in working capital. The consummation of the transactions contemplated by the purchase agreement would result in the investors owning approximately 76% of Akorn's common stock on a fully-diluted basis. If all of the conditions to the consummation of the transaction are satisfied, the closing is expected to occur on or before October 10, 2003.

At the closing of this transaction, the investors would purchase for cash all of Akorn's outstanding senior debt from The Northern Trust Company. Immediately after such purchase, the investors would exchange all of the senior debt for (i) 257,172 shares of Akorn's Series A 6% Participating Convertible Preferred Stock, a new series of preferred stock that will be convertible into shares of Akorn common stock at $.75 per share, (ii) subordinated notes (the "Notes") of Akorn in the principal amount of approximately $2.8 million, (iii) warrants to purchase an aggregate of 8,572,400 shares of Akorn's common stock, with an exercise price of $1.00 per share, and (iv) $6,000,000 in cash. Akorn will also issue to the holders of the Notes warrants to purchase 100,000 shares of common stock of Akorn for every $1.0 million of principal amount of the Notes, with an exercise price of $1.10 per share.

Under the terms of the purchase agreement, at the closing of this transaction, Akorn would engage LaSalle Bank as Akorn's new senior secured lender, providing Akorn with a $7.0 million term loan and a revolving line of credit of up to $5.0 million to provide for working capital needs. This new debt would be guaranteed by certain investors. In exchange for this guaranty, Akorn would pay a guarantee fee to the guarantors in the form of additional warrants to purchase 960,000 shares of Akorn's common stock on the closing date and annually thereafter an additional 80,000 shares of Akorn's common stock for every $1.0 million of principal amount guaranteed under this new debt facility, with an exercise price of $1.10 per share.

Akorn believes that this new line of credit and cash flow from operations will be sufficient to operate its business. However, if the new line of credit and cash flow from operations are not sufficient to fund the operation and growth of Akorn's business, Akorn will be required to seek additional financing. Such additional financing may not be available when needed or on terms favorable to Akorn and its shareholders. Any such additional financing, if obtained, will likely require the granting of rights, preferences or privileges senior to those of the common stock and result in additional dilution of the existing ownership interests of the common stockholders.

The closing of the transactions contemplated by the purchase agreement is subject to (i) the satisfactory completion of due diligence by LaSalle Bank,
(ii) consents from Akorn's subordinated lenders, and (iii) such other conditions to closing as are set forth in the purchase agreement. Failure to meet any of these requirements may result in a termination of the purchase agreement. If the purchase agreement is terminated, Akorn may need to seek relief from its creditors in bankruptcy.

ABOUT AKORN, INC. Akorn, Inc. manufactures and markets sterile specialty pharmaceuticals, and markets and distributes an extensive line of pharmaceuticals and ophthalmic surgical supplies and related products. Additional information is available on the Company's website at www.akorn.com.

Any statements made by Akorn, Inc. ("we", "us", "our", "Akorn" or the "Company") in this press release that are forward looking are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that important factors may affect the Company's actual results and could cause such results to differ materially from forward-looking statements made by or on behalf of the Company. Such factors include, but are not limited to, risks and uncertainties relating to (i) satisfaction of the conditions to closing the transactions contemplated by the purchase agreement,
(ii) the ability to generate cash from operations sufficient to meet the Company's working capital requirements, (iii) the necessity of complying with various regulatory procedures in the manufacture of drug products, (iv) the Company's ability to acquire, develop, finance, test, produce and market new products, including the availability of materials to produce products, (v) the resolution of the FDA compliance issues at the Company's Decatur, Illinois manufacturing facility and the outcome of other legal proceedings involving the Company, (vi) patent protection for the Company's intellectual property or trade secrets, and (vii) other risks detailed from time to time in filings the Company makes with the Securities and Exchange Commission including, but not limited to, those risks referenced under the caption "Factors That May Affect Future Results" in Item 7 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

At the Company:                             At In-Site Communications, Inc.
Arthur S. Przybyl                           Lisa M. Wilson
President and Chief Executive Officer       Investor Relations
(847) 279-6100                              (212) 759-3929